                       	EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (this "Agreement") executed and entered into this 1st day of July, 1998 (the "Effective Date"), by and between DYNATRONICS CORPORATION, a Utah corporation having its principal place of business in Salt Lake City, Utah (the "Company"), and KELVYN H.
CULLIMORE, JR., a resident of Utah (the "Executive").

                         	R E C I T A L S :

    1. The Company desires to retain the services of the Executive, presently a shareholder, officer and director of the Company, and the Executive desires to render such services, upon the terms and conditions contained herein.

    2. The Board of Directors of the Company (the "Board"), by appropriate resolutions, authorized the employment of the Executive as provided for in this Agreement.

                        	A G R E E M E N T :

    NOW, THEREFORE, in consideration of the covenants contained herein, the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
                               	DUTIES

    1.1	Duties.  The Company hereby employs the Executive, and the
Executive hereby accepts employment, as the Company's President and Chief Executive Officer upon the terms and conditions contained herein. The Executive will exercise the authority and assume the responsibilities:
(i) specified in the Company's Bylaws; (ii) of a President and Chief Executive Officer of a corporation of the size and nature of the Company; and (iii) prescribed by the Board from time to time, with the current description set forth in Exhibit A, attached hereto and by reference made a part hereof. Executive currently serves as a director on the Board and the Board shall use its reasonable best efforts to cause the Executive to remain as a director during the entire Contract Term, as such term is defined under Article II.

    1.2	Other Business.  During the Contract Term, and excluding any periods of vacation, sick leave or disability to which the Executive is entitled, the Executive agrees to devote the Executive's full attention and time to the business and affairs of the Company and, to the extent necessary to discharge the duties assigned to the Executive hereunder, to use the Executive's best efforts to perform faithfully and efficiently such duties. Notwithstanding the foregoing, but subject to (i) the advance approval of the Chairman of the Board, and (ii) the provisions of
Article VI hereof, the Executive shall be entitled to serve on the board of directors of up to two (2) publicly held companies other than the Company and a reasonable number of privately held companies including companies operated or controlled by the Executive or a relative or family member of the Executive.

ARTICLE 2
                      	TERM OF AGREEMENT

    The initial term of this Agreement shall commence on the Effective Date and shall terminate at 11:59 p.m. Mountain Standard Time on June 30, 2003 (the "Initial Contract Term") unless sooner terminated hereunder. Thereafter, the term of this Agreement shall be automatically renewed for five (5) successive two year terms (the "Renewal Contract Term") without action by either party; provided, however, that either party may terminate its obligations hereunder at the end of any Renewal Contract Term by giving the other party written notice of termination at least 90 days before the end of said Renewal Contract Term. The Initial Contract Term and Renewal Contract Term are hereinafter collectively referred to as the "Contract Term."

ARTICLE 3
                         	COMPENSATION

    During the Contract Term, the Company shall pay, or cause to be paid to the Executive in cash in accordance with the normal payroll practices of the Company for senior executive officers (including deductions, withholdings and collections as required by law), the following:

    3.1	Annual Base Salary.  Executive's current annual base salary
("Annual Base Salary") is equal to One Hundred Seven Thousand One Hundred Ninety One Dollars ($107,191) for the period commencing on the Effective Date and ending on June 30, 1998. Thereafter, the Compensation Committee will determine Executive's salary hereunder on in its sole discretion. Notwithstanding the foregoing, in the event of a Change of Control (as defined in Article V, below), the annual increase to the Annual Base Salary hereunder will be an amount equal to the greater of 5 percent of the Annual Base Salary in the preceding year or the amount determined by the Compensation Committee, with such increase to become effective July 1st of each fiscal year.

    3.2	Annual Bonus. A cash bonus (the "Annual Bonus") shall be paid each year in an amount determined by the Compensation Committee, from the pre-tax operating profits of the Company. The current Annual Bonus level for Executive is 3 percent of pre-tax operating profits. Operating profits shall exclude extraordinary items such as the sale of assets or the recognition of gains or losses not associated with operations. The Compensation Committee of the Board of Directors shall have sole discretion in determining whether an amount in question shall be included in calculating operating profit. Notwithstanding anything set forth above, the Compensation Committee may make adjustments as deemed appropriate to the structure of the Annual Bonus program from time to time. Bonuses shall be calculated and paid on a quarterly basis.
 All accrued bonuses shall be paid to Executive within 45 days from the end of a quarter except for the quarter ended June 30th for which any accrued bonus shall be paid within 60 days. Notwithstanding the foregoing, in the event of a Change in Control (as defined in Article V, below), the minimum Annual Bonus will be an amount equal to 3 percent (or such greater amount as the Compensation Committee may determine) of the Company's pre-tax operating profits annually.

ARTICLE 4
                           	OTHER BENEFITS

    4.1	Incentive Savings and Retirement Plans. The Executive shall be entitled to participate, during the Contract Term, in all incentive (including annual and long-term incentives), savings and retirement plans, practices, policies and programs available to other senior executives of the Company.

    4.2	Welfare Benefits. Immediately upon the Effective Date and
throughout the Contract Term, the Executive and/or the Executive's family, as the case may be, shall be entitled to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including without limitation, medical, prescription, dental, disability, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) at a level that is equal to other senior executives of the Company.

    4.3	Fringe Benefits.  Immediately upon the Effective Date and
throughout the Contract Term, the Executive shall be entitled to participate in all fringe benefit programs provided by the Company to its senior executives. As of the Effective Date, those fringe benefits include (i) use of a Company vehicle or a corresponding automobile allowance, including the payment of gas, oil, maintenance and insurance in connection with such vehicle or allowance, as the case may be, including approximately $1,820 of annual compensation to mitigate the tax effect of this benefit, (ii) life insurance benefit with a minimum face value of $100,000, with premiums paid by the Company, (iii) additional disability insurance benefits paid by the Company at levels not less than currently provided by group and individual policies in effect as of the date hereof, and (iv) participation in a salary continuation plan as set forth in that certain Salary Continuation Agreement (the "Salary Continuation Agreement") between the Company and the Executive and entered into in July 1989, as the same may be hereafter modified or amended, or any successor plan provided by the Company.

    4.4	Expenses.  During the Contract Term, the Executive shall be
entitled to receive prompt reimbursement for all reasonable employment-related expenses which are incurred by the Executive. The Executive shall be reimbursed upon the Company's receipt of accountings in accordance with practices, policies and procedures applicable to senior executives of the Company.

    4.5	Office and Support Staff.  During the Contract Term, the Executive
shall be entitled to an office, furnishings, other appointments, personal secretarial assistance and other assistance, commensurate with the position of President and Chief Executive Officer of the Company, all of which shall be adequate for the performance of the Executive's duties.

    4.6	Vacation.  The Executive shall be entitled to up to four (4) weeks paid vacation per fiscal year commencing with the Effective Date. Such paid vacation days shall accrue without cancellation, expiration or forfeiture, subject however to the policy of the Company that only five (5) vacation days may be carried over each year.


    4.7	Stock Options.  The Executive has previously been granted options to purchase 177,000 shares (the "Options") of the Company's common voting stock par value $.001 per share (the "Common Stock"). Subject to (i) the terms of the Company's 1992 Amended and Restated Stock Option Plan or any successor plan thereto (the "Stock Plan") and (ii) Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the Options shall be qualified Incentive Stock Options under Section 422 of the Code.

ARTICLE 5
                             	CHANGE OF CONTROL

    5.1	Definitions. The following terms shall have the meaning set forth below:

    (1)	The term "Continuing Directors" shall mean those members of
the Board at any relevant time (i) who were directors on the Effective Date or
(ii) who subsequently were approved for nomination, election or appointment to the Board by at least two-thirds of the Continuing Directors on the Board at the time of such approval (the directors described in subsection (ii) are referred to herein as the "Approved Directors"). "Approved Directors" shall not include those appointed to the board as a term of a negotiated merger or acquisition.

    (2)	The term "Change in Control" shall mean a change in control
of beneficial ownership of the Company's voting securities of a nature that would be required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any similar item on a successor or revised form; provided, however, that a Change in Control shall be deemed to have occurred when:

        (1)	Any "person" (as such term is used in Sections 13(d)
and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding voting securities; or

        (2)	During any period of three consecutive years, the
individuals who at the beginning of such period constituted the Board, together with any Approved Directors elected during such period, cease for any reason to constitute at least a majority of the Board; or

        (3)	The shareholders of the Company approve a plan of
complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

    (3)	The term "Good Reason," in connection with the termination
by the Executive of his employment with the Company subsequent to a Change of Control, shall mean:

        (1)	A diminution in the responsibilities, title or office
of the Executive such that he does not serve as President or Chief Executive Officer of the Company (which diminution was not for "Cause" (as defined below) or the result of the Executive's disability), or the assignment (without the Executive's express written consent) by the Company to the Executive of any significant duties that are inconsistent with the Executive's position, duties, responsibilities and status as President and Chief Executive Officer of the Company;

        (2)	The Company's transfer or assignment of the Executive,
without the Executive's prior express written consent, to any location other than the Company's principal place of business in Salt Lake County, Utah, except for required travel on Company business to an extent that does not constitute a substantial abrupt departure from the Executive's normal business travel obligations;

        (3)	The failure by the Company to continue in effect any
material benefit or compensation plan, life insurance plan, health and medical benefit plan, disability plan or any other benefit plan in which the Executive is a participant, or the taking of any action by the Company that would adversely affect the Executive's right to participate in, or materially reduce the Executive's benefits under, any of such plans or benefits, or deprive the Executive of any material fringe benefit enjoyed by the Executive; or

        (4)	The failure of the Executive to serve as a director of
the Board (except if such decision not to serve was made voluntarily by the Executive) at any time from his initial election to the Board through the end of the Contract Term.

    (4)	The terms "Parachute Payments" and "Excess Parachute
Payments" shall each have the meanings attributed to them under Section 280G of the Code, or any successor section, and any regulations which may be promulgated in connection with said section.

    5.2	Severance Payments.   During the Contract Term, if (a) within six
(6) months after a Change of Control occurs the Executive voluntarily terminates his employment with the Company or (b) within twelve (12) months after such Change in Control occurs, the Executive's employment is terminated either (1) by the Company for any reason other than (A) for Cause (as defined below), (B) as a result of the Executive's death or disability or (C) as a result of the Executive's retirement in accordance with the Company's general retirement policies, or (2) by the Executive for Good Reason, then:

        (1)	the Executive shall be paid, within thirty (30) days
after such termination, an amount in cash equal to all Annual Base Salary then and thereafter payable hereunder through the shorter of the remainder of the Contract Term or eighteen (18) full months;

        (2)	the Company shall maintain in full force and effect
for the shorter of the Contract Term or eighteen (18) months after termination, all employee health and medical benefit plans and programs including, without limitation, the Executive's 401(k) Plan, in which the Executive, his family, or both, were participants immediately prior to termination; provided that such continued participation is possible under the general terms and provisions of such plans and programs; provided, however, that if the Executive becomes eligible to participate in a health and medical benefit plan or program of another employer which confers substantially similar benefits, the Executive shall cease to receive benefits under this subparagraph in respect of such plan or program;


        (3)	all of the Options and other stock options, warrants
and other similar rights granted by the Company to the Executive, if any, shall immediately and entirely be vested and shall be immediately delivered to the Executive without restriction or limitation of any kind (except for normal transfer restrictions);

        (4)	the Annual Bonus, if any, or portion thereof then
earned shall be paid within 45 days from the end of the quarter in which the Executive terminates employment; provided, however, that if the Annual Bonus, if any, has not been earned by the Executive at the date of termination, but the Executive otherwise would have been entitled to the Annual Bonus at the end of the Company's next fiscal year or the next period designated by the Company for the determination of bonuses for senior executives (the "Bonus Determination Date"), the Company shall pay the Annual Bonus to the Executive within 45 days after the Bonus Determination Date, pro rated in amount to the date of the Executive's termination; and

        (5)	the Executive shall be paid an amount equal to fifty
percent (50%) of the cash surrender value, if any, of those certain life insurance policies underwritten by Southland Life (or such successor or replacement policies) owned by the Company for the purpose of funding the Company's obligations under the Salary Continuation Agreement.

    Any obligation owed or amount payable pursuant to this Section together with any compensation pursuant to Article III that is payable for services rendered through the effective date of termination, shall constitute the sole obligation of the Company payable with respect to the termination of the Executive as provided in this Section.

    5.3	Parachute Payment Limitation.  Notwithstanding any other provision of this Agreement, if the severance payments under Section 5.02 of this Agreement, together with any other Parachute Payments made by the Company to the Executive, if any, are characterized as Excess Parachute Payments, then the following rules shall apply:

    (1)	The Company shall compute the net value to the Executive of
all such severance payments after reduction for the excise taxes imposed by
Section 4999, of the Code and for any normal income taxes that would be imposed on the Executive if such severance payments constituted the Executive's sole taxable income;

    (2)	The Company shall next compute the maximum amount of
severance payments that can be provided without any such payments being characterized as Excess Parachute Payments, and reduce the result by the amount of any normal income taxes that would be imposed on the Executive if such reduced severance benefits constituted the Executive's sole taxable income;

    (3)	If the amount derived in Section 5.03(a) is greater than the amount derived in Section 5.03(b), then the Company shall pay the Executive the full amount of severance payments without reduction. If the amount derived in Section 5.03(a) is not greater than the amount derived in Section 5.03(b), then the Company shall pay the Executive the maximum amount of severance payments that can be provided without any such payments being characterized as Excess Parachute Payments.

    5.4	No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in Section 5.02 by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 5.02 be reduced by any compensation earned by the Executive as a result of employment by another company, self-employment or otherwise.

ARTICLE 6
                        	RESTRICTIVE COVENANTS

    6.1	Trade Secrets. Confidential and Proprietary Business Information.

    (1)	The Company has advised the Executive and the Executive has
acknowledged that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. "Protected Information" means trade secrets, confidential and proprietary business information of the Company, any information of the Company other than information which has entered the public domain (unless such information entered the public domain through effects of or on account of the Executive), and all valuable and unique information and techniques acquired, developed or used by the Company relating to its business, operations, employees, customers and suppliers, which give the Company a competitive advantage over those who do not know the information and techniques and which are protected by the Company from unauthorized disclosure, including but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agent or employees.

    (2)	The Executive acknowledges that the Executive will acquire
Protected Information with respect to the Company and its successors in interest, which information is a valuable, special and unique asset of the Company's business and operations and that disclosure of such Protected Information would cause irreparable damage to the Company.

    (3)	Either during or for a period of two (2) years following
termination of employment by the Company, the Executive shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of the Executive's employment) nor use in any manner, any Protected Information, or cause any such information of the Company to enter the public domain.

    6.2	Non-Competition

    (1)	The Executive agrees that the Executive shall not during the
Executive's employment with the Company, and, for a period of two (2) years after the termination of this Agreement, directly or indirectly, in any capacity, engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined in Section 6.02(c).

    (2)	The Executive agrees that the Executive shall not during the
Executive's employment with the Company, and, for a period of two (2) years after the termination of this Agreement, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section 6.02(b) shall, however, restrict the Executive from making any investment in any company whose stock is listed on a national securities exchange; provided that (i) such investment does not give the Executive the right or ability to control or influence the policy decisions of any Prohibited Business, and (ii) such investment does not create a conflict of interest between the Executive's duties hereunder and the Executive's interest in such investment.

    (3)	For purposes of this Section 6.02, "Prohibited Business"
shall be defined as any business and any branch, office or operation thereof, which is a competitor of the Company and which has established or seeks to establish contact, in whatever form (including, but not limited to solicitation of sales, or the receipt or submission of bids), with any entity who is at any time a client, customer or supplier of the Company (including but not limited to all subdivisions of the federal government.)

    6.3	Non-Solicitation.  From the date hereof until two (2) years after the Executive's termination of employment with the Company, the Executive shall not, directly or indirectly (a) encourage any employee or supplier of the Company or its successors in interest to leave his or her employment with the Company or its successors in interest, (b) employ, hire, solicit or cause to be employed, hired or solicited (other than by the Company or its successors in interest), or encourage others to employ or hire any person who within two (2) years prior thereto was employed by the Company or its successors in interest, or (c) establish a business with, or encourage others to establish a business with, any person who within two (2) years prior thereto was an employee or supplier of the Company or its successors in interest.

    6.4	Survival of Undertakings and Injunctive Relief.

    (1)	The provisions of Sections 6.01, 6.02 and 6.03 shall survive the termination of the Executive's employment with the Company irrespective of the reasons therefor.

    (2)	The Executive acknowledges and agrees that the restrictions
imposed upon the Executive by Sections 6.01, 6.02 and 6.03 and the purpose of such restrictions are reasonable and are designed to protect the Protected Information and the continued success of the Company without unduly restricting the Executive's future employment by others. Furthermore, the Executive acknowledges that, in view of the Protected Information which the Executive has or will acquire or has or will have access to and in view of the necessity of the restrictions contained in Sections 6.01, 6.02 and 6.03, any violation of any provision of Sections 6.01, 6.02 and 6.03 hereof would cause irreparable injury to the Company and its successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing the Executive consents and agrees that if the Executive violates any of the provisions of Sections 6.01, 6.02 or 6.03 of this Agreement, the Company and its successors in interest as the case may be, shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining the Executive from committing or continuing any violation of such Sections of this Agreement.

    In the event of any such violation of Sections 6.01, 6.02 or 6.03 of this Agreement, the Executive further agrees that the time periods set forth in such Sections shall be extended by the period of such violation.

ARTICLE 7
                              	TERMINATION

    7.1	Termination of Employment. The Executive's employment may be terminated (i) at any time during the Contract Term by mutual agreement of the parties, (ii) at the end of any Renewal Contract Term if written notice of non-renewal is given by either party to the other at least 90 days prior to the end of said Renewal Contract Term or (iii) as otherwise provided in this Article.

    7.2	Termination for Cause. The Company may terminate the Executive's employment for Cause by giving the Executive seven (7) days prior written notice of such termination. For purposes of this Agreement, "Cause" for termination shall mean

        (1)	the willful failure or refusal to carry out the
reasonable directions of the Board, which directions are consistent with the Executive's duties as set forth under this Agreement and have been given to the Executive in writing but which directions the Executive has failed to follow or implement within thirty (30) days after said written notice, other than a failure resulting from the Executive's complete or partial incapacity due to physical or mental illness or impairment;

        (2)	a conviction for a violation of a state or federal
criminal law involving the commission of a felony;

        (3)	a willful act by the Executive that constitutes gross
negligence in the performance of the Executive's duties under this Agreement and which materially injures the Company. No act, or failure to act, by the Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest;

        (4)	a material breach by the Executive of the terms of
this Agreement, which breach has not been cured by the Executive within fifteen (15) days of written notice of said breach by the Company;

        (5)	repeated unethical business practices by the Executive
in connection with the Company's business, which unethical business practices continue after fifteen (15) days after written notice thereof by the Company; or

        (6)	habitual use of alcohol or drugs by the Executive.

Upon termination for Cause, the Executive shall not be entitled to payment of any compensation other than salary and benefits under this Agreement earned up to the date of such termination and any stock options, warrants or similar rights which have vested at the date of such termination.

    7.3	Termination Without Cause.  Should the Executive's employment be terminated for a reason other than as specifically set forth in Sections 7.01 and 7.02 or Article V above the Company shall pay and/or provide to the Executive each of the benefits and payments provided in Section 5.02 (i)-(v). 1.1


    7.4	Employment Assistance, Office. In the event the Executive is terminated for any reason other than Cause, for a period equal to the shorter of (i) six (6) months after the Executive's termination or (ii) until the Executive accepts an offer of full-time employment, the Company will make available to the Executive at its headquarters, temporary office space and reasonable administrative staff to assist the Executive in seeking employment.

ARTICLE 8
                           	MISCELLANEOUS

    8.1	Assignment, Successors.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's estate and the Company and any assignee of or successor to the Company.

    8.2	Beneficiary.  If the Executive dies during the Contract Term, the
Company shall pay as an additional death benefit (and not in lieu of any other such benefit to which Executive may be entitled at such time) the Annual Base Salary under paragraph 3.01 for the remainder of the Contract Term in a lump sum payment to the Executive's beneficiary or beneficiaries designated in writing by the Executive (collectively the "Beneficiary") and if no such Beneficiary is designated, to the Executive's estate; provided, however, that such sum shall be reduced by the amounts, if any, that are paid to the Beneficiary or the estate of Executive, as the case may be, under the Salary Continuation Agreement during the remainder of the Contract Term.

    8.3	Nonalienation of Benefits.  Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

    8.4	Severability.  If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

    8.5	Amendment and Waiver.  This Agreement shall not be altered,
amended or modified except by written instrument executed by the Company and the Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition and any waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.


    8.6	Notices.  All notices and other communications hereunder shall be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Company:	    	DYNATRONICS CORPORATION
                                  7030 Park Centre Drive
                                  Salt Lake City, Utah 84121

          With a copy to:	    	   DURHAM, EVANS, JONES & PINEGAR
                                  Attn: Kevin R. Pinegar, Esq.
                                  50 South Main Street, Suite 850
                                  Salt Lake City, Utah 84144

          If to the Executive:	  	Kelvyn H. Cullimore, Jr.
                                  2143 Worchester Drive
                                  Salt Lake City, Utah  84121

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice and communications shall be effective when actually received by the addressee.

    8.7	Counterpart Originals.  This Agreement may be executed in
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    8.8	Entire Agreement.  This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in the Agreement.

    8.9	Applicable Law. The provisions of this Agreement shall be
interpreted and construed in accordance with the laws of the state of Utah, without regard to its choice of law principles.

    8.10	Effect on Other Agreements.  This Agreement shall supersede all prior agreements, promises and representations regarding employment by the Company and severance or other payments contingent upon termination of employment not referenced by this agreement. Notwithstanding the foregoing, the Executive shall be entitled to any other severance plan applicable to other senior executives of the Company.

    8.11	Extension or Renegotiation.  The parties hereto agree that at any time prior to the expiration of this Agreement, they may extend or renegotiate this Agreement upon mutually agreeable terms and conditions.

IN WITNESS WHEREOF the parties have executed this Employment Agreement on the date first written above.

                                 DYNATRONICS CORPORATION,
                                 a Utah corporation


                                 By: /s/ John L. Hales
                                    ---------------------------
                                 Name: John L. Hales
                                 Title: Chief Financial Officer




                                 KELVYN H. CULLIMORE, JR.,
                                 an individual

                                 /s/ Kelvyn H. Cullimore, Jr.
                                 -------------------------------
                                 Kelvyn H. Cullimore, Jr.



















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                               	EXHIBIT A

	Responsibilities and Authority of President/Chief Executive Officer

Responsibility:

Overall strategic planning and corporate direction
General deployment of corporate assets
Hiring of Company officers
Approval of major Company Policies and Procedures and exceptions to same Interfaces with stock brokerages
Approval of all corporate communications
Assure compliance with all applicable laws and regulations
(domestic/international) pertinent to the Company
Review and approval of all legal agreements to which the Company is a party Management Team Chair
Member Board of Directors

Authority:

Broad in nature: limited by Board of Directors
Approves stock options with plan approval by the Board
Approves capital expenditures </= $25,000
Represents Company in strategic business transactions subject to the approval of the Board

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